Exhibit 6.4

MOORE STEPHENS

Australian Boutique Spirits Pty Ltd

Valuation and Reasonableness Report

and Financial Services Guide

12 March 2020

www.moorestephens.com.au

HELPING YOU THRIVE
IN A CHANGING WORLD

MOORE STEPHENS PERTH CORPORATE SERVICES PTY LTD

Australian Financial Services License No. 240773

FINANCIAL SERVICES GUIDE

This Financial Services Guide is issued in relation to our Independent Valuation and Reasonableness Report on the proposed acquisition of 100% of the issued shares of Australian Boutique Spirits Limited (“ABS”) by Elegance Brands Limited (“Elegance”), in exchange for proposed consideration of AUD $26 million in the form of 50% cash and 50% equity. Our report has been prepared at the request of the Directors of Elegance Brands.

Moore Stephens Perth Corporate Services Pty Ltd

Moore Stephens Perth Corporate Services Pty Ltd (“MSPCS”) has been engaged by the directors of Elegance Brands to prepare an independent expert’s report expressing our opinion as to the current valuation of ABS and whether or not the proposed acquisition of ABS is “reasonable” from the perspective of Elegance Brands.

MSPCS holds an Australian Financial Services Licence – Licence No 240773.

Financial Services Guide

As a result of our report being provided to you we are required to issue to you a Financial Services Guide (“FSG”). The FSG includes information on the use of general financial product advice and is issued so as to comply with our obligations as holder of an Australian Financial Services Licence.

Financial Services we are licensed to provide

We hold an Australian Financial Services Licence which authorises us to provide reports for the purposes of acting for and on behalf of clients in relation to proposed or actual mergers, acquisitions, takeovers, corporate restructures or share issues, and to carry on a financial services business to provide general financial product advice for securities to retail and wholesale clients.

We provide financial product advice by virtue of an engagement to issue a report in connection with the issue of securities of a company or other entities.

Our report includes a description of the circumstances of our engagement and identifies the party who has engaged us. You have not have engaged us directly but may be provided with a copy of our report as a retail client because of your connection with the matters on which our report has been issued. We do not accept instructions from retail clients and do not receive remuneration from retail clients for financial services.

Our report is provided on our own behalf as an Australian Financial Services Licensee authorised to provide the financial product advice contained in this report.

General Financial Product Advice

Our report provides general financial product advice only, and does not provide personal financial product advice, because it has been prepared without taking into account your particular personal circumstances or objectives either financial or otherwise, your financial position or your needs.

Some individuals may place a different emphasis on various aspects of potential investments.

An individual’s decision in relation to the proposed transaction may be influenced by their particular circumstances and, therefore, individuals should seek independent advice.

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$20,000 plus GST.

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Associations and relationships

MSPCS is the licensed corporate advisory arm of Moore Stephens Perth, Chartered Accountants. The directors of MSPCS may also be partners in Moore Stephens Perth Chartered, Accountants.

Moore Stephens Perth, Chartered Accountants is comprised of a number of related entities that provide audit, accounting, tax, and financial advisory services to a wide range of clients.

MSPCS’s contact details are set out on our letterhead.

Neither MSPCS, nor its related entities, have previously provided any professional services to Elegance Brands and ABS.

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Contents

1.	INTRODUCTION	4
2.	SCOPE OF THE REPORT	4
3.	PROFILE OF ABS	5
4.	VALUATION APPROACH	11
5.	VALUATION OF ABS	12
6.	IS THE PROPOSED ACQUISITION REASONABLE?	18
7.	INDEPENDENCE	20
8.	QUALIFICATIONS	21
9.	DISCLAIMERS AND CONSENTS	21
APPENDIX A – SOURCES OF INFORMATION		23
APPENDIX B – VALUATION METHODOLOGIES		24
APPENDIX C – COMPARABLE COMPANIES FOR TRADING MULTIPLE FOR ABS VALUATION		25
APPENDIX D – COMPARABLE TRANSACTIONS FOR ELEGANCE BRANDS VALUATION		27
APPENDIX E - GLOSSARY		28

12 March 2020	Level 15, Exchange Tower, 2 The Esplanade, Perth, WA 6000 PO Box 5785, St Georges Terrace, WA 6831
T +61 (0)8 9225 5355
The Directors	F +61 (0)8 9225 6181
Elegance Brands Inc	www.moorestephens.com.au
9100 Wilshire Blvd, 362W
BEVERLEY HILLS CA 90212

Dear Directors

VALUATION AND REASONABLENESS REPORT – AUSTRALIAN BOUTIQUE SPIRITS PTY LTD

1.	INTRODUCTION

1.1	We refer to your instructions dated 23 January 2020 that we prepare a valuation of a 100% equity interest in Australian Boutique Spirits Pty Ltd (“ABS”) for internal use, so as to assist the directors of Elegance Brands Limited (“Elegance” or “the Company”) in forming a view on the value of ABS which we understand Elegance is proposing to acquire. We have been advised that the proposed consideration to be paid by Elegance is AUD $26 million in the form of 50% cash and 50% equity.

1.2	You have also asked us to consider whether the proposed acquisition of ABS is “reasonable” from the perspective of Elegance, based on the principles addressed in an Independent Expert’s Report prepared in accordance with the Australian Securities and Investments Commission’s (“ASIC”) Regulatory Guides 111 and 112.

1.3	We provide this valuation and reasonableness report in accordance with those instructions. This report has been prepared independently by Mr Peter Gray (director). Peter has been assisted by his fellow directors and staff in the preparation of this report. However, all the analysis to produce the contents of this report have been carried out under Peter’s control and supervision.

2.	SCOPE OF THE REPORT

Regulatory guidance

2.1	A Full Scope Engagement is defined under APES 225 as:

An engagement or Assignment to perform a Valuation and provide a Valuation Report where the Member is free to employ the Valuation Approaches, Valuation Methods, and Valuation Procedures that a reasonable and informed third party would perform taking into consideration all the specific facts and circumstances of the Engagement or Assignment available to the Member at that time. Where a Member has entered into a Valuation Engagement but during the course of performing the Valuation Engagement the Member becomes aware of a limitation or restriction that, if it had been known at the time the Engagement or Assignment was entered into, would have made the Engagement or Assignment a Limited Scope Valuation Engagement then the Valuation Engagement will become a Limited Scope Valuation Engagement.

Our valuation of ABS has been conducted on the basis that it is a full scope engagement.

Liability limited by a scheme approved under Professional Standards Legislation. Moore Stephens Perth Corporate Services Pty Ltd - ABN 41 421 048 107. An independent member of Moore Global Network Limited - members in principal cities throughout the world. Moore Stephens Perth Corporate Services Pty Ltd is not a partner or agent of

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Approach

2.2	Our valuation has been conducted on the basis of fair market value, being the price that could be negotiated in the open market between a knowledgeable, willing, but not anxious buyer and a knowledgeable, willing, but not anxious seller acting at arms-length.

2.3	This valuation has been prepared in establishing a fair market value for a 100% equity holding in ABS. The value attributable to a minority interest in the Company, as well as special value considerations (such as a trade sale to a competitor), which could increase the value, have not been considered as they are not relevant to your current plans for the business nor the purpose of this valuation.

2.4	Further information on the approach we have employed in assessing whether the proposed acquisition is “reasonable”, from the perspective of Elegance Brands, is set out at Section 6 of this Report.

2.5	Our assessment of the proposed acquisition relies on financial information and instructions provided by the Company and the Directors. We have critically analysed the information provided to us, but we have not completed any audit or due diligence of the information which has been provided for the entities which have been valued. This report does not contain any accounting or taxation advice.

2.6	Furthermore, our report is based on information, assumptions and economic conditions relevant at the date of our report. Any changes or variations in future information, assumptions or economic conditions have not been factored into our report.

3.	PROFILE OF ABS

Background

3.1	Australian Boutique Spirits Pty Ltd (“ABS”) is a private company incorporated in Australia. ABS develops, manufactures, exports and markets a range of Australian made spirits and alcoholic beverages and has also developed a suite of product formula for the CBD and THC cannabis markets. The focus of ABS is on quality, innovation and first to market beverage trends sold to key global markets.

3.2	The value statement of ABS is “to offer a premium quality beverage experience as a result of our unique, innovative recipes and manufacturing process which showcases Australian ingredients”.

3.3	ABS has a research and development team which is a key element of their business having developed more than 45 recipes for spirits, ready to drink beverages, liqueurs, CBD/THC (cannabis) and related consumer products over the last five years

3.4	All manufacturing and distribution operations of ABS are currently conducted from Australia, whilst it has sales and marketing offices located in Australia and Los Angeles. The Company has an Australian specific manufacturing and distribution strategy, including an existing partnership with Coca Cola Amatil (“CCA”) and has expanded its export focus to North America and other international markets via distributor relationships.

3.5	The core business of ABS is to manufacture its products for sale by its distribution partners and to manufacture those products under manufacturing agreements. Currently there is a mix of both contract manufacturing for CCA and Elegance Brands Inc as well as manufacturing its own brands for sale to distribution partners.

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Products

3.6	ABS currently manufacture the following key products:

●	Australian Bitters

●	Australis Gin (about to commence production)

●	Mr Tails (planned to commence production in May 2020)

●	Bitter Tales

●	VOCO – Vodka and coconut water

●	Opal - Australian coffee liqueur

●	Amalfi – Italian aperitif

Coca-Cola

3.7	ABS has entered an agreement with CCA whereby CCA acquired the brand for ABS’s most successful product to date in Australia, Australian Bitters Company. The agreement provides ABS with the exclusive rights to manufacture the Australian Bitters Company product in Australia until 31 December 2031.

3.8	Within three years of acquiring the Australian Bitters Company brand, the product has started to dominate the market with a market leading share of the bitters market in Australia. ABS has retained the rights to manufacture and sell the Australian Bitters Company product outside of Australia.

3.9	In FY2018 ABS signed a second agreement with CCA whereby CCA acquired the brand for a cocktail mixer that is due for launch in FY20. The agreement provides ABS with the exclusive right to manufacture the product for a period of 10 years. ABS has retained the right to manufacture and sell the product outside of Australia.

Board of Directors

3.10	The current Board of Directors are:

Name	Title	Experience
Raj Beri	Founder and Managing Director	Mr R Beri is the Managing Director of Elegance Brands and ABS. He brings many years of experience in the beverage industry in sales, marketing, new distribution, and a history of introducing new products into new global markets. Mr R Beri has launched a number of brands by undertaking key R&D.
Sahil Beri	Executive Director	Mr S Beri completed a master’s degree in Pharmacy. He brings a pharmaceutical background to the food and beverage industry. Mr S Beri has developed over 45 recipes for spirits, ready to drink beverages, liqueurs and functional consumable products over the last four years and leads the innovation pipeline.
Meena Beri	Director and Financial Controller	Ms M Beri brings over 40 years of business experience in a multitude of industries to ABS. Through her career she has acted in the CFO and financial controller capacity for businesses in a multitude of industries from Hospitality, Real Estate, Petrol & Convenience and Beverage industries. She provides strategic insight to ABS with her business and investment experience. Ms M Beri hold a Masters in Arts degree from Delhi University.

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The Historical Financial Information

3.11	The information below provides a summary of the financial information of ABS for the period from incorporation in April 2018 to 31 December 2018 and for the year ended 31 December 2019. ABS began trading in August 2018.

Statement of Financial Position	Ref	Unaudited 31 December 2018 A$	Unaudited 31 December 2019 A$
ASSETS
Current assets
Cash & cash equivalents		69,911	94,975
Trade receivables	i	229,957	1,988,277
Related party loans	ii	54,000	574,915
Prepayments	iii	-	23,767
Inventory	iv	415,079	260,054
		768,947	2,941,988
Non-current assets
Plant and equipment	v	439,960	284,702
Intangible assets	vi	26,020,892	26,000,000
Other non-current assets		51,856	28,089
		26,512,708	26,312,791
Total assets		27,281,655	29,254,779
LIABILITIES
Current liabilities
Trade and other payables	vii	142,538	416,643
Finance leases	viii	10,522	8,185
		153,060	424,828
Non-current liabilities
Finance leases	viii	156,008	28,934
Related party loans	ix	133,501	264,000
		289,509	292,934
Total liabilities		442,569	717,762

NET ASSETS/(LIABILITIES)		26,839,086	28,537,017

EQUITY
Share capital		600	600
Other reserve		26,000,000	26,000,000
Retained profits/(Accumulated losses)		838,486	2,536,417
TOTAL EQUITY		26,639,086	28,537,017

Source: Unaudited financial statements for ABS for the period ended 31 December 2019

3.12	We have not undertaken a review of ABS’s unaudited financial statements in accordance with Australian Auditing and Assurance Standard 2405 ‘Review of Historical Financial Information’ and do not express an opinion on this financial information.

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3.13	We note the following in relation to ABS’s recent financial position:

i.	The large increase in trade receivables as at 31 December 2019 is due to a significant delivery that took place in December 2019. We have confirmed with Mr R Beri that these are fully recoverable.

ii.	Related party loans as at 31 December 2019 include:

-	A loan of $520,915 that is due from the Director and sole shareholder, Mr Raj Beri. There is no loan agreement in place, or formal terms and conditions associated with the loan. The loan is expected to be recovered through future consulting fees.

-	A loan from a related company to Mr Raj Beri of $54,000. It is a non-trading loan with no formal agreement or terms and conditions in place.

iii.	The prepayment as at 31 December 2019 relates to prepaid listing fees.

iv.	Inventory comprises raw materials and associated printing. We have confirmed with Mr R Beri that inventory is measured at the lower of cost and net realisable value.

v.	Plant and equipment mostly relates to manufacturing equipment. The decline during the year ended 31 December 2019 is due to ongoing depreciation charges and the sale of a motor vehicle in June 2019.

vi.	Intangible assets as at 31 December 2019 are made up of the following:

Intangible assets	Ref	31 December 2019 A$
At Directors valuation
Australian Manufacturing agreements	a	14,000,000
Global brands owned by ABS	b	8,000,000
Intellectual property owned by ABS	c	4,000,000
Total		26,000,000

a)	Australian manufacturing agreements relate to exclusive manufacturing agreements in place with Coca-Cola Amatil (Aust) Pty Ltd. These agreements have been measured by the director’s valuation at A$14m based on an assessment of expected future revenue streams arising from these agreements.

b)	The Global Brands owned by ABS include Australian Bitters, Australis Gin and VOCO amongst others. These brands have been valued by the Directors using a multiple of expected revenue.

c)	The Intellectual Property relates to alcoholic beverage formulations and other formulations including beverages and vapes infused with THC and CBD for expansion in the American market. The IP has been valued by the Directors based on comparable market valuations and expected future revenue from these products.

Note that the above valuations have not been performed by an independent third party. We have not relied on these valuations for the purposes of our report.

vii.	Trade and other payables include GST payable and payroll costs payable. Note that trade and other payables increased during the year ended 31 December 2019 due to an increase in activity during the year. We have confirmed with Mr R Beri that payables are complete as at 31 December 2019.

viii.	The company has a hire purchase leases in relation to some of its plant and equipment. The decline during the year ended 31 December 2019 is due to the sale of a motor vehicle in June 2019.

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ix.	The related party loans payable as at 31 December 2019 comprise of the following;

-	An amount of $250,000 owed by ABS to CannHealth. No formal agreement exists in relation to this loan.

-	A loan of $14,000 owed by ABS to the director Mr S Beri. There is no formal agreement exists in relation to this loan.

3.14	The table below sets out a summary of the financial performance of ABS for the period from incorporation in April 2018 to 31 December 2018 and for the year ended 31 December 2019. ABS began trading in August 2018.

		Unaudited 9 months ended	Unaudited Year ended
Statement of Profit or Loss	Ref	31 December 2018 A$	31 December 2019 A$
Revenue
Sales revenue	ii	1,229,218	2,658,341
Income received in advance		423,108	2,030,677
Other revenue		-	76
Total revenue		1,652,326	4,689,094
Costs of goods sold
Opening inventory		-	415,078
Purchases		600,630	735,466
Less closing inventory		(415,078)	(260,053)
Total costs of sales		185,552	890,492
Gross profit		1,466,774	3,798,602

Expenses
Employee benefit expense	iii	206,751	607,056
Consultancy costs	iv	145,850	863,693
Accounting fees		-	66,086
Advertising and marketing	v	117,114	51,519
Rental expense	vi	83,498	199,036
Insurance		32,005	62,981
Legal costs		11,562	54,331
Other expenses	Vii	10,203	93,803
EBITDA		859,791	1,800,097
Depreciation expense		19,286	43,733
Loan facility fee	viii	-	44,947
Finance expense		2,349	13,156
Profit/(Loss) before tax		838,156	1,698,261

Source: Unaudited financial statements for ABS for the period ended 31 December 2019.

3.15	We have not undertaken a review of ABS’s unaudited financial statements in accordance with Australian Auditing and Assurance Standard 2405 ‘Review of Historical Financial Information’ and do not express an opinion on this financial information.

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3.16	We note the following in relation to ABSs financial performance:

i.	ABS was incorporated in April 2018 and began trading in August 2018 after the business was acquired from a related company of the Directors.

ii.	The revenue in ABS is generated from the sale of beverages manufactured and distributed by ABS or its third party distributors. The increase in revenue during the year ended 31 December 2019 has been driven by an increase in exports to the USA.

iii.	ABS employ four full time staff members and three directors. Mr R Beri and Mr S Beri are not paid salaries.

iv.	Consulting costs for the year ended 31 December 2019 includes $420k relating to Export Development consultation which has helped to drive export sales this period, as well as CEO remuneration of US$300k.

v.	Advertising and marketing costs have declined due to many of these costs being pushed to Coca Cola Amatil.

vi.	Rental costs increased during the year ended 31 December 2019 due to FY2019 being the first full year of rental costs included in the P&L.

vii.	Other operating costs include administrative costs such as occupancy expenses, travel, training etc.

viii.	The loan facility fee relates to a short term facility that was used and repaid during FY2019.

Capital Structure

3.17	At the date of this report, ABS had the following shares on issue:

Shareholder	Number of Ordinary Shares	% of Total Shares
Amit Raj Beri	600	100%

Source: ABS management, ASIC company search

AUSTRALIAN BOUTIQUE SPIRITS PTY LTD

3.18	ABS is an Australian private company that develops, manufactures, exports and markets a range of Australian made spirits and other alcoholic beverage products. The company is a direct manufacturer and marketer, with a focus on building brands, innovation and new consumption trends. The vision of the entity is to be part of the evolutionary cycle in the creation of new beverage alcohol brands in Australia and globally.

Alcoholic Beverage Manufacturing in Australia

●	According to IbisWorld Australia, the Spirits Manufacturing industry has faced mixed trading conditions over the last 5 years. The industry has faced strong external competition with imports accounting for approximately one third of domestic demand. In addition, increasing health consciousness has contributed to declines in spirits and ready to drink consumption. However, consumers have been drinking more expensive premium spirits, which has partly offset volume declines.

●	Unfavourable tax changes introduced in 2008 have also increased the prices of ready to drink alcoholic beverages and increased marketing restrictions, thus further impacting on demand. Consumer preferences are now shifting towards local products, with Australian whiskey and gin becoming more popular, thereby aiding industry growth. The rising popularity of cocktails and the ongoing premiumisation of the beverage market are expected to increase demand for pre- mixed cocktail drinks and craft spirits over the next 5 years.

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●	The success of Australian spirits is likely to encourage a more diverse range of boutique distillers to enter the industry. However, as mentioned earlier, growing competition from imported products, cider and craft beer manufacturers combined with rising health consciousness are anticipated to constrain future demand.

●	The key sources of sales revenue for spirits and alcoholic beverage manufacturers are restaurants, bars and pubs. However, liquor producers are also targeting consumers that also entertain at home. It is expected that demand for domestically produced craft spirits is growing from these key sources, which creates further opportunities for the industry to grow.

●	Revenue derived by the spirit manufacturing industry in 2018-2019 was estimated to be $1.9 billion, with annual growth in the period 2014-2019 of 1.9%pa1.

●	It is expected that the number of Australian-made spirits producers will grow by 4.2% annually over the five years through 2024 as new small-scale distillers enter the industry. The value of exports is forecast to grow slower than imports over the period, with domestically produced whisky and gin likely to show the strongest growth2.

●	In terms of outlook, it’s expected that there will be an increasing emphasis on developing higher value, innovative products, with a continuing push towards premium, niche products with higher profit margins.

4.	VALUATION APPROACH

Definition of Value

4.1	Our valuation has been performed on the basis of fair market value, being the price that could be negotiated in the open market between a knowledgeable, willing, but not anxious buyer and knowledgeable, willing, but not anxious seller acting at arms-length.

Valuation Approach Adopted

4.2	There are a number of methodologies which can be used to value a company. The principal methodologies which can be used are as follows:

●	Capitalisation of future maintainable earnings (‘FME’)

●	Discounted cash flow (‘DCF’)

●	Quoted market price basis (‘QMP’)

●	Net asset value (‘NAV’)

●	Market approach method (Comparable market transactions)

4.3	A summary of each of these methodologies is outlined in Appendix B.

Valuation of Australian Boutique Spirits Pty Ltd

4.4	In assessing the value of ABS we have utilised the capitalisation of FME as our primary methodology. We have considered all other valuation methodologies but, in our opinion, no other methodology is appropriate. We set out our reasoning below:

●	ABS has a history of profitable earnings;

●	There is an adequate number of publicly listed companies with operations sufficiently similar to ABS to provide meaningful analysis;

1 https://clients1.ibisworld.com.au/reports/au/industry/ataglance.aspx?entid=118

2 http://clients1.ibisworld.com.au/reports/au/industry/industryoutlook.aspx?entid=118

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●	FME is a reasonable proxy for operating cash flows;

●	We do not consider that the DCF basis of valuation is appropriate as, in our opinion, the Directors of ABS are not able to reliably and accurately forecast beyond the next 12 months the future cash flows of the business given the start-up/potentially high growth phase of the Company’s current operations.

4.5	Our valuation of ABS has been performed on a control basis.

4.6	We have considered all other methodologies and their applicability to the business of ABS as follows:

●	The NAV methodology is not appropriate for a manufacturing business, such as ABS, as the value of the business is not derived from the value of its tangible assets.

●	ABS is an unlisted company and as such ABS’s shares are not traded on a regulated and observable market, therefore the QMP valuation method is not considered to be appropriate. There are also no recent capital transactions that provide a meaningful guide to its value.

5.	VALUATION OF ABS

5.1	For our primary valuation of ABS, we have adopted the capitalisation of future maintainable earnings (“FME”) methodology to value the business of ABS.

Capitalisation of future maintainable earnings to value the business of ABS

5.2	We have assessed the value of ABS on a controlling basis to be in the range of approximately A$21.4m to A$30.4m based on the capitalisation of FME methodology, as summarised in the table below.

Assessed value of ABS on a control basis

	Ref	Low A$	High A$
Assessed EBITDA	5.8	3,000,000	3,000,000
Assessed EBITDA multiples	5.19	7.0	10.0
Enterprise value on a control basis		21,000,000	30,000,000
Add surplus assets	5.36	574,915	574,915
Add net cash/(debt)	5.37	(206,144)	(206,144)
Equity Value of ABS on a control basis		21,368,771	30,368,771

Source: Moore Stephens analysis

5.3	The capitalisation of earnings methodology estimates the value of the equity of a company by capitalising the future maintainable earnings of the underlying business at an appropriate multiple, which reflects the underlying risk profile and growth prospects of the business applying a premium for control where necessary, adding the value of any surplus or non-operating assets (or deducting any excess or non-operating liabilities) and deducting net debt (or adding net cash). Accordingly, valuing ABS using the capitalisation of maintainable earnings methodology requires the determination of the following variables:

●	future maintainable earnings;

●	an appropriate capitalisation multiple;

●	an appropriate premium for control;

●	the current level of net debt or net cash; and

●	the value of surplus assets or liabilities.

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5.4	Our considerations with regard to each of these factors is presented below:

Future maintainable earnings

5.5	Our calculation of future maintainable earnings is based on ABS’s future maintainable earnings before interest, tax, depreciation and amortisation (EBITDA). We have used future maintainable EBITDA as it allows ABS’s earnings, and therefore appropriate capitalisation rates, to be compared to other companies as:

●	the EBITDA calculation is unaffected by capital structure (level of gearing);

●	the EBITDA calculation is not impacted by tax structure or different income tax rates; and

●	EBITDA is often a fair representation of the actual cash that flows through the company.

5.6	In assessing future maintainable earnings, we have had regard to the following financial results:

●	Unaudited financial report for ABS for the period ended 31 December 2018;

●	Unaudited financial report for ABS for the year ended 31 December 2019; and

●	Unaudited earnings forecast for ABS for the year ended 31 December 2020.

5.7	The business of ABS had previously been trading out of a private entity called Europa International Pty Limited, a company controlled by the family of the two directors, Mr R Beri and Mr S Beri. The ABS business was transferred to ABS in August 2018 and began trading out of that entity from that date. We are not able to obtain historical financial information for the ABS business prior to August 2018 as access has not been granted to us and in any case the financial information would not be comparable due to the other activities performed in Europa International Pty Limited. This is a limitation to our calculation of the FME of the ABS business.

5.8	The table below shows a summary of the FME of ABS.

	Ref	Low FME A$	High FME A$	Average FME A$
Adjusted EBITDA	5.18	2,100,000	3,900,000	3,000,000

Source: Moore Stephens analysis

5.9	We note that this figure has been provided on an aggregate basis and does not include any synergistic benefits that arise from the Proposed Transaction.

5.10	We have made the following normalisation adjustments to EBITDA:

	Ref	Actual Period* ended 31 December 2018 A$	Actual Year ended 31 December 2019 A$	Forecast A$
EBITDA	3.14	859,791	1,800,097	4,522,864
Add back one-off legal expenses	5.11	11,562	30,000	-
Add back one of consulting expenses	5.12	-	422,000
Add back private motor vehicle expenses		2,645	5,589	-
Add back non-recurring accounting fees incurred	5.13	-	32,000	-
Adjustment for revenue received in advance	5.14	(423,108)	-	-
Less estimated salary for Mr R Beri	5.15	(177,375)	-	(425,700)
Less estimated salary for Mr S Beri	5.16	(70,950)	(171,600)	(171,600)
Adjusted EBITDA for the period		202,565	2,118,086	3,925,564
Adjusted EBITDA annualised for FY18*		486,156	NA	NA

*only includes trading activity from August 2018, annualised for twelve months of trading activity

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5.11	One off legal costs relate to the novation of pre-existing agreements.

5.12	Once off consulting fees incurred in 2019 relating to brand development plans and establishing distribution arrangements in the US for Australian Bitters and VOCO brands. Considered to be non- recurring relative to our current FME estimate

5.13	Accounting fees of $32,000 were incurred during FY2019 in relation to a potential transaction with CannHealth Limited. These are one off, non-recurring costs and have therefore been added back in the FME calculation above.

5.14	The adjustment for income invoices in advance relates to revenue recognised for good supplied subsequent to the period end. These amounts represent liabilities of ABS at the period end as ABS has not yet performed its performance obligation to recognise the associated revenue by the period end date. The product related to revenue received in advance for the year ended 31 December 2018 still has not been manufactured and supplied to customers as at 31 December 2019 and therefore carried forward as a liability for the year ended 31 December 2019. The income relates to the Australis Gin product line that is due for launch in April 2020.

5.15	Mr R Beri received a salary of US$300,000 during the year ended 31 December 2019 and $nil for the year ended 31 December 2018. The FY2019 salary has been translated to AUD at the exchange rate as at 31 December 2018. The pro rata amount for the year ended 31 December 2018 has been adjusted for in the FME calculation above.

5.16	Mr S Beri did not draw a salary from ABS during the period ended 31 December 2018 or 31 December 2019. We have estimated a reasonable salary of US$120,000 per annum based on previous discussions with management. The salary has been translated to AUD at the exchange rate as at each period end. The pro rata amount for the year ended 31 December 2018 has been adjusted for in the FME calculation above.

5.17	The increase in EBITDA between the annualised period ended 31 December 2018 and the year ended 31 December 2019 is attributable to the significant drive in export sales during FY19. The FY19 results do not incorporate the launch of any new product lines and effectively form a base level of expected EBITDA going forward. With the expected launch of the Australis Gin product in April 2020 (including pre-orders of A$423,108), the launch of a new cocktail mixer product with Coca Cola Amatil (Mr Tails) in May 2020, the potential drawn from new product lines not yet developed and the expansion of brand exports to the UK and USA, ABS has growth potential in the year ended 31 December 2020 which has been represented by the Forecast column.

5.18	On the basis of our review of the financial information above, our discussions with management and the absence of historic financial information associated with new brand launches, we consider the future maintainable EBITDA of the ABS business to be in the range of approximately A$2.1m to A$3.9m.

Assessment of Capitalisation Multiple

5.19	Based on our analysis of comparable company multiples, we consider an appropriate controlling multiple for ABS to be in the range of 7.0 to 10.0 times.

Financial information of ABS

		Multiple Range
	Ref	Low	High
EBITDA multiple for comparable listed companies	5.26	10.8	13.3
Less: business specific discount (25% - 35%)	5.33	(3.8)	(3.3)
ABS EBITDA multiple (on a control basis)		7.0	10.0

Source: Moore Stephens analysis

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5.20	In selecting an appropriate capitalisation multiple to value ABS we have considered the trading multiples of equities of listed companies based on the following criteria:

●	Exposure to spirits manufacturing;

●	EBITDA > A$1m;

●	Market capitalisation between A$1m and A$1,000m; and

●	Operations in either USA, Canada, Australia, New Zealand and Europe.

5.21	We have also observed, where available, EBITDA multiples achieved through the recent sale of spirits manufacturing companies in USA, Canada, Australia, New Zealand and Europe.

Comparable trading company multiples

5.22	The table below sets out a summary of the historic and forecast EBITDA multiples of entities listed on the ASX whose operations and activities are comparable to those of ABS. A brief description of each of the comparable companies is set out at Appendix C.

Summary of comparable company trading multiples

Company Name	Exchange:Ticker	EBITDA LTM AUDmm	EBITDA FY18 AUDmm	EBITDA FY19 AUDmm	EBITDA FY20 AUDmm	Market Capitalisation AUDmm	Total Enterprise Value AUDmm	TEV/LTM EBITDA (x)	TEV/FY20 EBITDA (x)
Altia Oyj (HLSE:ALTIA)	HLSE:ALTIA	62.8	55.2	62.8	78.5	506.5	681.1	10.9	8.7
Andrew Peller Limited (TSX:ADW.A)	TSX:ADW.A	62.5	57.2	60.7	66.8	518.5	845.7	13.5	12.7
Arcus ASA (OB:ARCUS)	OB:ARCUS	59.3	49.5	59.3	0	392.2	783.0	13.2	N/A
AS Latvijas balzams (RISE:BAL1R)	RISE:BAL1R	16.2	15.3	16.2	0	135.0	173.2	10.7	N/A
Corby Spirit and Wine Limited (TSX:CSW.A)	TSX:CSW.A	48.3	43.0	46.3	0	552.6	622.6	12.9	N/A
Lucas Bols N.V. (ENXTAM:BOLS)	ENXTAM:BOLS	31.4	37.0	30.6	37.0	273.7	401.6	12.8	10.8
Stock Spirits Group PLC (LSE:STCK)	LSE:STCK	99.9	81.8	99.9	110.2	842.3	1,121.1	11.2	10.2
Zwack Unicum Nyrt. (BUSE:ZWACK)	BUSE:ZWACK	10.1	15.7	17.8	0	171.3	205.7	20.4	N/A
Average		48.8	44.4	49.2	36.6	424.0	604.2	13.2	10.6
Median		53.8	46.3	52.8	18.5	449.3	651.9	12.8	10.5

Source: S&P Capital IQ, Moore Stephens analysis

5.23	A total of eight publicly listed companies were identified as comparable based on the search criteria. A summary of the businesses descriptions and relevant financial data is set out in Appendix C.

Historical

5.24	As our calculation of FME in Section 5.8 is partly based on a review of historical financial information, we have considered the historical trading multiples above as appropriate in our assessment. Based on the table above, we consider a historical trading multiple of between 12.8 and 13.3 times to be an appropriate reflection of a historical multiple to a listed business similar to ABS.

Forward looking

5.25	As our calculation of FME in Section 5.8 is also based on a review of forecast/forward looking financial information, we have considered the forward looking 2020 trading multiples above as appropriate in our assessment. Based on the table, we consider a forward looking multiple between 10.8 and 10.9 times to be an appropriate reflection of a forward looking multiple to a listed business similar to ABS.

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Summary of Multiple

5.26	I am of the opinion that these companies’ operations are reasonably similar to ABS and reflect a good basis for the historical and forward-looking multiples. I consider a trading multiple between 10.8 and 13.3 times to be an appropriate reflection of the overall multiple attributable to a listed business similar to ABS, wherein the multiple is to be applied to FME derived from a combination of historical results for FY 2019 and those forecast for FY 2020.

Adjustments to the comparable company trading multiples

Control premium

5.27	We note that the share price of a listed company represents the market value of a non-controlling interest in that company and, as such, any earnings multiple derived from those share prices are consequently non-controlling multiples and they do not reflect a premium for control. In order to calculate the value of a controlling interest prior to adjusting for surplus assets/liabilities and net debt, we must apply a control premium to the enterprise value multiple.

5.28	We have reviewed the control premiums paid in recent years by companies listed on the ASX. There is significant variability in control premiums paid which are affected by such factors as:

●	Nature and magnitude of non-operating assets;

●	Quality of management;

●	Nature and magnitude of business opportunities/assets not currently being exploited;

●	Degree and confidence in future synergies;

●	Level of pre-announcement speculation of the transaction;

●	Level of liquidity in the trade of the acquiree’s securities; and

●	The stage in the economic cycle.

5.29	A review of control premiums paid by acquirers of companies listed on the ASX in recent years indicates a range of premiums between 20% and 30% is reasonable. We believe that this reflects an appropriate rate of control premia to be applied in our valuation of ABS.

5.30	We have incorporated the control premium in our calculation of enterprise value in the table at Section 5.2. The control premium was applied to the calculation of market capitalisation of the comparable companies, so as to represent their market capitalisation on a controlling basis, before adjusting for net debt and minority interests, thereby effectively incorporating the control premium in the EBITDA multiples calculated at Section 5.19.

Business specific risk

5.31	Business specific risk is a subjective adjustment made to comparable company trading multiples in order to allow for the differences between the comparable companies used to arrive at a comparable multiple and the specific multiple applied to the target business being valued. When assessing any business specific risk adjustment, we have considered the following:

●	ABS is a private company;

●	The majority of the comparable companies offer a broader range of established products than ABS does currently, and therefore the risk of earnings shock could be lower;

●	ABS’s revenue is lower than all of the comparable companies identified;

●	ABS’s EBITDA is at the lower range of the comparable companies identified;

●	ABS’s net assets are at the lower range of comparable companies identified; and

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●	ABS has significant growth potential with expansion to the USA, increasing USD derived revenues, potential sales or revenues derived from licencing of its extensive suite of CBD and THC product formulae.

5.32	Based on our analysis of business specific risk, we are of the opinion that the ABS business carries more risk than the comparable companies used in our analysis. We have arrived at this conclusion on the basis that ABS is a private company and, on balance, has a less diversified product range and operates on a smaller scale. However, we note that ABS has a strong relationship and distribution network with Coca Cola Amatil.

5.33	We consider that it is reasonable to apply a business specific risk discount of between 25% and 35% to the comparable company multiple.

Equity Value

5.34	In calculating the equity value of ABS we make the following adjustments to the Enterprise Value:

Equity Value of ABS on a Control Basis

	Ref	Low A$	High A$
Enterprise value on a control basis	5.2	21,000,000	30,000,000
Add surplus assets/(liabilities)	5.36	574,915	574,915
Less net (debt)/cash	5.37	(206,144)	(206,144)
Equity Value on a control basis		21,368,771	30,368,771

Source: Moore Stephens analysis

5.35	We make the following comments in relation to the adjustments to derive equity value:

Surplus assets/(liabilities)

5.36	Surplus assets and liabilities are those assets and liabilities not required to sustain the adopted level of earnings. We have reviewed the unaudited management accounts for ABS as at 31 December 2019 and note that the only surplus assets in the balance sheet relates to related party loan totalling A$574,915. The loans are non-trading and based on discussion with Mr R Beri are expected to be recoverable in full.

Net (Debt)/Cash

5.37	We have assessed the net (debt)/cash in ABS as follows from review of the 31 December 2019 financial statements of ABS:

	Ref	As at 31 December 2019 A$*
Cash balance in ABS	3.11	94,975
Finance lease borrowings in ABS	3.11	(37,119)
Borrowings from related parties	3.11	(264,000)
Net cash		(206,144)

Source: Moore Stephens analysis

Valuation summary and conclusion

5.38	In our opinion, we consider the FME methodology provides the most reliable indicator of the fair value of ABS.

5.39	Our assessed value of ABS on a controlling basis, as calculated using the FME methodology noted above, is between A$21.4m and A$30.4m. We acknowledge the value range is wide, which reflects the significant uncertainty associated with estimating the future maintainable EBITDA of ABS.

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Secondary Valuation: Recent comparable transactions

5.40	In order to provide a comparison and cross check to the multiple used in my FME valuation of ABS, I have considered recent comparable transactions. I have reviewed transactions on the following basis:

●	Transactions involving companies that are exposed to spirits manufacturing;

●	Business activities in developed markets, being Australia, New Zealand, Europe, Canada and USA; and

●	Transactions completed in the last two years.

5.41	The table below summarises the publicly available information obtained as a result of our comparable transaction analysis (details of the company below can be found in Appendix E).

Comparable Transaction

Date of transaction announcement	Buyer/ Investor	Target	Transaction Type	% acquired	Implied EV on completion of transaction AUDmm	Target Co Revenue (LTM) AUDmm	Target Co EBITDA (LTM) AUDmm	Implied EV/EBITDA LTM (x)
4 July 2018	Canica AS	Arcus ASA	Minority acquisition	6.6	660.98	442.01	58.08	11.5x

Source: Capital IQ, Moore Stephens analysis

5.42	The acquisition of 6.6% of Arcus ASA closed on 2 August 2018 and resulted in Canica AS increasing its ownership of Arcus ASA to approximately 40%. Arcus ASA has substantially greater operations than ABS with more established and diversified brands. After applying a business specific discount to the multiple above as per section 5.333 of this report, we calculate an implied multiple of between 7.5 and 8.6 which supports the mid-range of our valuation of ABS.

5.43	Whilst there have been a number of transactions involving target companies that are exposed to the manufacturing of beverages, there are few directly comparable transactions with operations exposed specifically to the manufacture of spirits, especially those with publicly available information. We do not consider these other transactions as sufficiently comparable to place reliance on them for the purposes of this report.

Valuation summary

5.44	Our assessed value of ABS on a control basis, as calculated using the FME valuation methodology noted above, is between $21.4m and $30.4m.

6.	IS THE PROPOSED ACQUISITION REASONABLE?

We have considered whether or not the proposed acquisition of ABS is “reasonable” from the perspective of Elegance and its shareholders. RG111 establishes that a proposed transaction is reasonable if it is fair. It may also be reasonable if, despite not being fair, there are sufficient reasons for shareholders to accept the proposed transaction in the absence of a higher bid. The proposed acquisition price of AUD $26 million falls within our assessed valuation range for ABS and therefore the proposed acquisition is reasonable. Notwithstanding this, we have also considering the specific circumstances applicable to the proposed acquisition in our assessment of the reasonableness of the proposed acquisition and have given consideration to:

●	The future prospects of Elegance Brands if the proposed acquisition does not proceed; and

●	Other commercial advantages and disadvantages to Elegance and the Non-Associated Shareholders as a consequence of the proposed acquisition proceeding.

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Future prospects of Elegance Brands if the Proposed Acquisition does not proceed

6.1	If the proposed acquisition does not proceed then the Company will endeavour to seek new opportunities capable of bringing value to its shareholders. However, at this time, we are unaware of any other opportunities currently available to the Company.

Stated Intentions of the ABS Purchaser in relation to the Proposed Acquisition

6.2	Subject to the plans to expand their operations in the USA and to other international markets, the ABS purchaser has stated that:

●	He has no current intention to make any significant changes to the existing business of ABS following completion of the proposed acquisition;

●	He has no current intentions to vary the employment arrangements of the current employees of ABS;

●	He has no current intentions for any property to be transferred between the Company and the ABS purchaser or any person associated with the ABS purchaser;

●	He has no current intention to redeploy the fixed assets of ABS; and

●	He has no current intention to significantly change the financial or dividend distribution policies of the entity.

●	Subsequent to completion of the acquisition of ABS, Elegance intends to pursue an IPO on the NYSE-AMEX in the USA. We are advised that discussions with advisors and investment banks are underway.

Advantages and disadvantages

6.3	In assessing whether Elegance and the Non-Associated Shareholders are likely to be better off if the proposed acquisition proceeds than if it does not, we have also considered various advantages and disadvantages that are likely to accrue to the Company and the Non-Associated Shareholders.

Advantages of approving the Proposed Acquisition

Advantage 1 – Profitability and cashflow of ABS

For the year ended 31 December 2019, ABS generated an unadjusted EBITDA of A$2.1m, with the profitability of the entity expected to continue growing going forward. The acquisition of ABS will bring profits and cashflow to the combined group. See section 3 for details of ABS’ historic profits.

We consider this to be a significant benefit to Elegance because it currently generates revenue from only a small range of beverage products and does not currently generate profits in its own right. A significant amount of the current value of Elegance is reliant on speculation that the recreational cannabis market will expand and that Elegance will be able to access that market. ABS’ profits will provide some earnings comfort to Elegance shareholders that is not reliant on the recreational cannabis market or speculative valuation metrics, with significant upside from new beverage ranges in the process of being brought to market.

Advantage 2 – Liquidity

The proposed acquisition is expected to lead to the listing of Elegance on the Canadian Securities Exchange (“CSE”), which would increase the liquidity of Elegance shares.

Advantage 4 – Diversification

The proposed acquisition provides an opportunity for Elegance to diversify its business interests and in particular its product range and well as access to established manufacturing facilities in Australia. Currently, Elegance is trading at a start-up level of operations and is loss making. The proposed acquisition will expose the Company to a broader range of beverage manufacturing operations in terms of scale, location and product range (both in alcoholic beverages and cannabis infused beverages, with the extensive product range and formulas developed by ABS).

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Advantage 5 – Synergies

The proposed acquisition provides an opportunity for Elegance to benefit from synergies with ABS by expanding its manufacturing capacity and streamlining supply chain which should result in margin improvement, as well as adding to its innovation pipeline with its range of beverages..

Disadvantages of approving the Proposed Acquisition

Disadvantage 1 – Change in nature and scale of activities

The proposed acquisition will change the nature and scale of the Company’s activities which may not be in line with the risk profile and investment objectives of all Shareholders.

Disadvantage 2 – Dilution of Shareholdings of Non-Associated Shareholders

In the event that the proposed acquisition is successful, the issue of consideration shares to the ABS Vendor will have a dilutive effect on the voting interest of Non-Associated Shareholders of Elegance. The proposed acquisition would result in the voting interest of the existing Non-Associated Shareholders falling, immediately following the proposed acquisition

Disadvantage 3 – Expansion Uncertainty

On completion of the proposed acquisition, Elegance intends to expand its business to Australia and take advantage of manufacturing capacity of ABS facilities. The success of Elegance in Australia will be dependent on successful integration and streamlining of operations.

Disadvantage 4 – Australian compliance and reporting obligations

The proposed acquisition will result in ABS being a small proprietary company that is controlled by a foreign company. According to the Australian Securities & Investments Commission (ASIC), a small proprietary company that is controlled by a foreign company, which is not a disclosing entity, must comply with certain financial and audit reporting requirements. These requirements may result in additional cost and regulatory oversight for Elegance. (relief from these requirements may be available).

Alternative Proposal

6.4	We are not aware of any alternative proposal at the current time which might provide the Non- Associated Shareholders of Elegance Brands a greater benefit than the proposed acquisition.

Conclusion on Reasonableness

6.5	In our opinion the position of the Company and its Non-Associated Shareholders if the proposed acquisition proceeds is considered to be more advantageous than the position if it does not proceed. Therefore, in the absence of any other relevant information and/or a superior proposed acquisition, we consider that the proposed acquisition is reasonable for the Company and the Non- Associated Shareholders of Elegance Brands.

An individual shareholder’s decision in relation to the proposed acquisition may be influenced by his or her individual circumstances. If in doubt, shareholders should be advised to consult an independent advisor.

7.	INDEPENDENCE

Moore Stephens Perth Corporate Services Pty Ltd is entitled to receive a fee of approximately $15,000 to $20,000, excluding GST and reimbursement of out of pocket expenses for the preparation of this report. Except for this fee Moore Stephens Perth Corporate Services Pty Ltd has not received and will not receive any pecuniary or other benefit whether direct or indirect in connection with the preparation of this report.

Prior to accepting this engagement Moore Stephens Perth Corporate Services Pty Ltd has considered its independence with respect to Elegance Brands and ABS, and any of their respective associates with reference to RG 112, Independence of Expert’s Reports. It is the opinion of Moore Stephens Perth Corporate Services Pty Ltd that it is independent of Elegance Brands and ABS and their respective associates.

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Moore Stephens Perth Corporate Services Pty Ltd and Moore Stephens Perth have not had at the date of this report any relationship which may impair their independence.

We have held discussions with management of Elegance Brands and ABS regarding the information contained in this report. We did not change the methodology used in our assessment as a result of discussions and our independence has not been impaired in any way.

8.	QUALIFICATIONS

Moore Stephens Perth Corporate Services Pty Ltd is a professional practice company, wholly owned by the Perth practice of Moore Stephens, Chartered Accountants. The firm is part of the National and International network of Moore Stephens independent firms and provides a wide range of professional accounting and business advisory services.

Moore Stephens Perth Corporate Services Pty Ltd holds an Australian Financial Services License to provide financial product advice on securities to retail clients (by way of experts reports pursuant to the listing rules of the ASX and the Corporations Act) and its principals and owners are suitably professionally qualified, with substantial experience in professional practice.

The director responsible for the preparation and signing of this report is Mr Peter Gray who is a director of Moore Stephens Perth Corporate Services Pty Ltd. Mr Gray is a Chartered Accountant and is RG146 compliant. Mr Gray has approximately 15 years’ experience in capital markets and corporate finance and has significant experience in the preparation of independent expert’s reports, valuations, valuation methodology and related advice.

At the date of this report neither Mr Gray, nor any member or Director of Moore Stephens Perth Corporate Services Pty Ltd, has any interest in the outcome of the Proposed Transaction.

9.	DISCLAIMERS AND CONSENTS

Moore Stephens Perth Corporate Services Pty Ltd has been requested to prepare this report for the board of Elegance Brands.

This report or any reference thereto is not to be included in, or attached to any other document, statement or letter without prior consent from Moore Stephens Perth Corporate Services Pty Ltd.

Moore Stephens Perth Corporate Services Pty Ltd has not conducted any form of audit, or any verification of information provided to us, and which we have relied upon in regard to Elegance Brands or ABS, however we have no reason to believe that any of the information provided, is false or materially incorrect.

The statements and opinions provided in this report are given in good faith and in the belief that they are not false, misleading or incomplete.

Neither Moore Stephens Perth Corporate Services Pty Ltd nor Mr Gray take any responsibility for, nor have they authorised or caused the issue of, any part of this report for any third-party other than the shareholders of Elegance Brands in the context of the scope and purpose defined in section 4 of this report.

With respect to taxation implications it is recommended that individual shareholders obtain their own taxation advice, in respect of the Proposed Transactions, tailored to their own specific circumstances. The advice provided in this report does not constitute legal or taxation advice to shareholders of Elegance Brands or any other party.

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The statements and opinions expressed in this report are given in good faith and with reliance upon information generated both independently and internally and with regard to all of the circumstances pertaining to the Proposed Transactions.

In regard to any projected financial information noted in this report, no member or director of Moore Stephens Perth Corporate Services Pty Ltd has had any involvement in the preparation of the projected financial information.

Furthermore, we do not provide any opinion whatsoever as to any projected financial or other results prepared for Elegance Brands or ABS, and in particular do not provide any opinion as to whether or not any projected financial results referred to in the report will or will not be achieved.

Yours faithfully

Peter Gray

Director

Moore Stephens Perth Corporate Services Pty Ltd

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APPENDIX A – SOURCES OF INFORMATION

In preparing this report we have had access to the following principal sources of information:

●	Unaudited financial report of ABS for the year ended 31 December 2019;

●	Unaudited financial report of ABS for the period ended 31 December 2018

●	Unaudited forecast financial information for ABS for the year ended 31 December 2020;

●	Information in the public domain;

●	IBISWorld;

●	S&P Capital IQ database; and

●	Discussions with directors and management of both Elegance Brands and ABS.

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APPENDIX B – VALUATION METHODOLOGIES

We have considered which valuation methodology is the most appropriate in light of all the circumstances and information available. We have considered the following valuation methodologies and approaches:

●	Discounted cash flow methodology (‘DCF’);

●	Capitalisation of future maintainable earnings methodology (‘FME’);

●	Net assets value method (‘NAV’);

●	Quoted market price methodology (‘QMP’); and

●	Market approach method (Comparable market transactions)

Valuation Methodologies and Approaches

Discounted Cash Flow Method

Discounted cash flow methods estimate fair market value by discounting a company’s future cash flows to their net present value. These methods are appropriate where a forecast of future cash flows can be made with a reasonable degree of confidence. Discounted cash flow methods are commonly used to value early stage companies or projects with a finite life.

Capitalisation of Maintainable Earnings Method

The capitalisation of maintainable earnings method estimates “fair market value” or “enterprise value”, by estimating a company’s future maintainable earnings and dividing this by a market capitalisation rate. The capitalisation rate represents the return an investor would expect to earn from investing in the company which is commensurate with the individual risks associated with the business.

It is appropriate to apply the capitalisation of maintainable earnings method where there is an established and relatively stable level of earnings which is likely to be sustained into the foreseeable future.

The measure of earnings will need to be assessed and can include, net profit after taxes (NPAT), earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortisation (EBITDA).

The capitalisation of maintainable earnings method can also be considered a market based methodology as the appropriate capitalisation rate or ‘earnings multiple’ is based on evidence of market transactions involving comparable companies.

An extension of the capitalisation of maintainable earnings method involves the calculation of share value of an entity. This process involves the calculation of the enterprise value, which is then adjusted for the net tangible assets of the entity.

Net Assets Value Method (Orderly Realisation of Assets)

The net assets value method (assuming an orderly realisation of assets) estimates fair market value by determining the amount that would be distributed to shareholders, after payment of all liabilities including realisation costs and taxation charges that arise, assuming the company is wound up in an orderly manner.

Liquidation of assets - The Liquidation method is similar to the orderly realisation of asset method except the liquidation method assumes the assets are sold in a shorter time frame.

Net assets – The net assets method is based on the value of the assets of a business less certain liabilities at book values, adjusted to a market value.

The asset based approach, as a general rule, ignores the possibility that a company’s value could exceed the realisable value of its assets as they ignore the value of intangible assets such as customer lists, management, supply arrangements, and goodwill.

The asset based approach is most appropriate when companies are not profitable, a significant proportion of assets are liquid, or for asset holding companies.

Cost Based Approach - The cost based approach involves determining the fair market value of an asset by deducting the accumulated depreciation from the asset’s replacement cost at current prices.

Like the asset based approach, the cost based approach has a number of disadvantages, primarily that the cost of an asset does not necessarily reflect the assets ability to generate income. Accordingly, this approach is only useful in limited circumstances, usually associated with intangible asset valuation.

Quoted Market Price Methodology

The method relies on the pricing benchmarks set by sale and purchase transactions in a fully informed market the ASX which is subject to continuous disclosure rules aimed at providing that market with the necessary information to make informed decisions to buy or to sell.

Consequently, this approach provides a “fair price”, independently determined by a real market. However, the question of a fair price for a particular transaction requires an assessment in the context of that transaction taken as a whole.

In taking a quoted market price based assessment of the consideration to both parties to the proposed transaction, the overall reasonableness and benefits to the non-participating shareholders must be carefully evaluated.

Market Approach Method

The market based approach estimates a company’s fair market value by considering the market prices of transactions in its shares or the market value of comparable assets.

This includes, consideration of any recent genuine offers received by the target for an entire entity’s business, or any business units or asset as a basis for the valuation of those business units or assets, or prices for recent sales of similar assets

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APPENDIX C – COMPARABLE COMPANIES FOR TRADING MULTIPLE FOR ABS VALUATION

Comparable company trading multiple analysis

Company Name	Exchange:Ticker	Geographic Locations	Industry Classifications	Market Capitalisation AUDmm	Total Enterprise Value AUDmm	Total Revenue LTM AUDmm	Total Revenue FY18 AUDmm	Total Revenue FY19 AUDmm	Total Revenue FY20 AUDmm	EBITDA LTM AUDmm	EBITDA FY18 AUDmm	EBITDA FY19 AUDmm	EBITDA FY20 AUDmm	Business Description

Altia Oyj (HLSE:ALTIA)	HLSE:ALTIA	Europe (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	506.5	681.1	574.4	580.4	574.4	620.7	62.8	55.2	62.8	78.5	Altia Oyj produces, distributes, markets, sells, imports, and exports alcoholic beverages in the Nordic and Baltic countries. It offers wines, spirits, and other beverages, as well as technical ethanol, starch, and feed components. The company is also involved in sourcing, logistics and warehousing, and bottling and packaging, as well as distilling, maturation, and blending activities. Its customers include alcohol retail monopolies, alcoholic beverage wholesale outlets, restaurants, and grocery stores, as well as travel trade and importers in the export markets. The company offers its products under its own brands, such as Koskenkorva, O.P. Anderson, Larsen, Chill Out, Blossa, Xanté, Jaloviina, Leijona, Explorer, and Gronstedts, as well as under the partner brands. It primarily exports its products to 30 countries in Europe, Asia, and North America. The company was founded in 1967 and is headquartered in Helsinki, Finland.
Andrew Peller Limited (TSX:ADW.A)	TSX:ADW.A	United States and Canada (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	518.5	845.7	417.0	367.0	402.4	425.0	62.5	57.2	60.7	66.8	Andrew Peller Limited produces and markets wine, spirits, and wine related products. The company’s principal products include blended table wines, sparkling and fortified wines, and varietal wines, as well as icewines. It offers wines under various trademarks, including Andrés Wines, Andrew Peller Limited, Peller Estates, Trius, Thirty Bench, Red Rooster, Sandhill, Wayne Gretzky Estates, No. 99, No. 99 Rye Lager, Wayne Gretzky Okanagan, Black Hills Estates, Gray Monk Cellars, Tinhorn Creek, Oldfield Reserve, Innovation Series, The Creek, Crush Club, Creek Design, Calona Vineyards, Raven Conspiracy, Conviction, Peller Family Vineyards, Domaine D’Or, Hochtaler, Royal, XOXO, Black Cellar, Copper Moon, Rebellion, The Diplomat, Waltzing Matilda, Panama Jack, PJs Craft CreamNo Boats on Sunday, Schloss Laderheim, Baby Canadian, Baby Duck, Wine Country Vintners, and The Wine Shop. The company also produces and markets personal winemaking products under the Vintner’s Reserve, California Connoisseur, Atmosphere, Cheeky Monkey, KenRidge, Niagara Mist, Cellar Craft, World Vineyard, Selection, Island Mist, Winexpert, LE, Après, and Legacy brands through approximately 170 Winexpert authorized retailers, and 500 independent retailers in Canada, the United States, the United Kingdom, New Zealand, Australia, and China. The company owns and operates 101 independent retail locations under The Wine Shop, Wine Country Vintners, and Wine Country Merchants store names. Andrew Peller Limited also exports its products. The company was formerly known as Andrés Wines Ltd. and changed its name to Andrew Peller Limited in 2006. Andrew Peller Limited was founded in 1961 and is headquartered in Grimsby, Canada.
Arcus ASA (OB:ARCUS)	OB:ARCUS	Europe (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	392.2	783.0	447.4	445.8	447.4	0	59.3	49.5	59.3	0	Arcus ASA, together with its subsidiaries, imports, produces, markets, sells, and distributes wine and spirits. The company offers its products under various brands, such as Lysholm Linie, Løiten Linie, Gammel Opland, Gilde, Aalborg, Malteserkreutz and Snälleröds, Gammel Dansk, Braastad cognac, Vikingfjord, Amundsen, Brennevin Seksti, Vanlig, Dworek, Hammer, Kalinka, Dobra, Doppio Passo, Pietro de Campo, Hot n’Sweet, Dooley’s, Eau de Vie, Golden Cock, St. Hallvard, Upper Ten, Dry Anis, Star Gin, Vanlig, Akvavit, Gammel Dans, and others. It also provides logistics services for alcoholic drinks. The company sells its products in Norway, Sweden, Finland, Denmark, Germany, the United States, and internationally. Arcus ASA is based in Hagan, Norway.
AS Latvijas balzams (RISE:BAL1R)	RISE:BAL1R	Europe (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	135.0	173.2	125.5	122.1	125.5	0	16.2	15.3	16.2	0	AS Latvijas balzams engages in the production and sale of alcoholic beverages in Latvia. The company produces approximately 100 types of alcoholic beverages. It offers sparkling and fortified wines, ciders, ready to drink (RTD) products, vodkas, liqueurs, brandies, balsam, other alcoholic beverages, gin, etc.; and non-alcoholic drinks. The company provides its products under the Stolichnaya, elit, Moskovskaya, Moskovskaya Infusion, Riga Black Vodka, Amber Gold Vodka, LB Vodka, 3 Graudu, Pshenichnaya, Latvijas originalais, ??????, Bonaparte, Grand Cavalier, Hektors, Piparu rugtais, Riga Black Balsam, Cross Keys Gin, LB Gin, Kristofors, Moka, Šarlote, Riga Black Balsam Cream, Allažu kimelis, Benediktins, Sparkling wine ‘RIGA Sparkling’, Cosmopolitan Diva, Rigas Prestige Cuvée, Sovetskoje, Svetskoje, Dins, Alkotop, Black Balsam, cocktails, Moskovskaya cocktails, Lucky Dog, Apple Garden, Cosmopolitan Diva non- alcoholic, Riga Sparkling non-alcoholic drink, and Quick Fox brands, as well as under private labels. It sells its products through wholesalers, as well as through its shop chain. The company also exports its products to approximately 170 markets worldwide. In addition, it provides transit assurance, bonded warehouse, logistics, value added, and picking services, etc. The company was founded in 1900 and is based in Riga, Latvia. AS Latvijas balzams is a subsidiary of Amber Beverage Group Holding S.à r.l.
Corby Spirit and Wine Limited (TSX:CSW.A)	TSX:CSW.A	United States and Canada (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	552.6	622.6	167.1	149.8	163.5	0	48.3	43.0	46.3	0	Corby Spirit and Wine Limited manufactures, markets, and imports spirits and wines. The company operates in two segments, Case Goods and Commissions. Its portfolio of owned beverage alcohol brands include the J.P. Wiser’s Canadian Whisky, Lamb’s rum, Polar Ice vodka, Ungava Spirits, Foreign Affair, and McGuinness liqueurs; and non-owned beverage alcohol brands comprise the ABSOLUT vodka, Chivas Regal, The Glenlivet and Ballantine’s scotches, Jameson Irish whiskey, Beefeater gin, Malibu rum, Kahlúa liqueur, and Mumm Champagne, as well as Jacob’s Creek, Stoneleigh, Campo Viejo, and Wyndham Estate wines. The company sells its products to provincial liquor boards and customers in Canada and internationally. The company was formerly known as Corby Distilleries Limited and changed its name to Corby Spirit and Wine Limited in November 2013. Corby Spirit and Wine Limited was incorporated in 1924 and is based in Toronto, Canada. Corby Spirit and Wine Limited is a subsidiary of Hiram Walker & Sons
														Limited.

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Lucas Bols N.V. (ENXTAM:BOLS)	ENXTAM:BOLS	Europe (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	273.7	401.6	142.4	147.7	137.5	152.6	31.4	37.0	30.6	37.0	Lucas Bols N.V. produces, distributes, and sells spirits products. The company has a portfolio of approximately 20 brands in a range of spirits products, including liqueurs, genever, gin, and vodka. Its primary brands include Bols Liqueurs, Bols Genever, Damrak Gin, Bols Vodka, Galliano, Vaccari Sambuca, Passoa, Nuvo, Pisang Ambon, Bokma, Hartevelt, and Coebergh brands. The company operates in approximately 110 countries worldwide. The company was formerly known as Lucas Bols Holding B.V. Lucas Bols N.V. was founded in 1575 and is headquartered in Amsterdam, the Netherlands.

Stock Spirits Group PLC (LSE:STCK)	LSE:STCK	Europe (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	842.3	1,121.1	505.1	427.4	505.1	555.9	99.9	81.8	99.9	110.2	Stock Spirits Group PLC produces and distributes branded spirits in Central and Eastern Europe. It offers a range of spirits, including vodka, vodka-based flavored liqueurs, rum, brandy, wines, whisky, gin, herbal bitters, and limoncello. The company also exports its products to approximately 50 countries worldwide. Stock Spirits Group PLC was founded in 1884 and is based in Wooburn Green, the United Kingdom.

Zwack Unicum Nyrt. (BUSE:ZWACK)	BUSE:ZWACK	Europe (Primary)	Beverages (Primary); Spirits and Liquors (Primary)	171.3	205.7	63.9	71.6	77.4	0	10.1	15.7	17.8	0	Zwack Unicum Nyrt. manufactures and distributes alcoholic beverages in Hungary. It offers liqueur, vodka, whisky, wine, and other spirits primarily under the Unicum, Unicum Szilva, Unicum Next, Fütyülos, Vilmos, St. Hubertus, Kalinka, Zwack Sándor Nemes Pálinka, Zwack Maximilian, Kosher, Hírös, Portorico, Mecseki Itóka, ZIB, Unicum Riserva, Johnnie Walker, Diageo Reserve, Baileys, Captain Morgan, and various other international brand names. The company also exports its products. The company was founded in 1989 and is based in Budapest, Hungary. Zwack Unicum Nyrt. is a subsidiary of Peter Zwack & Consorten HAG.

			Average	424.0	604.2	305.3	289.0	304.1	219.3	48.8	44.4	49.2	36.6
			Median	449.3	651.9	292.0	258.4	282.9	76.3	53.8	46.3	52.8	18.5
			Minimum	135.0	173.2	63.9	71.6	77.4	0	10.1	15.3	16.2	0
			Maximum	842.3	1,121.1	574.4	580.4	574.4	620.7	99.9	81.8	99.9	110.2

Source: S&P’s Capital IQ and Moore Stephens analysis

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APPENDIX D – COMPARABLE TRANSACTIONS FOR ELEGANCE BRANDS VALUATION

Comparable Transactions analysis

Date	Target	Total Transaction Value(AUDmm)	Stake acquired	Implied EV at completion	Buyer	Transaction Description	Business Description [Target]
4/07/2018	Arcus ASA (OB:ARCUS)	33.48	6.6%	11.45	Canica AS	Canica AS made a mandatory offer to acquire remaining 66.63% stake in Arcus ASA (OB:ARCUS) from a group of shareholders for NOK 2 billion on July 4, 2018. Under the terms of the offer, Canica will offer NOK 45 per Arcus share, to be settled in cash. Canica will finance the offer through its existing funds. Nordea Bank AB has provided the guarantee in respect of the purchase price. If Canica, following completion of the offer, holds more than 50% of the shares and votes in Arcus, a mandatory offer will not be required in connection with further acquisitions of shares by Canica. If Canica holds more than 90% of the voting rights in Arcus, Canica may instead initiate a compulsory acquisition for the remaining shares. Canica does not have any plans to propose a delisting of Arcus shares. Canica currently has no plans to make changes to Arcus’s workforce or other reorganizations or changes that would have legal, economic or work- related consequences for the employees of Arcus.

Completion of the offer is not subject to any conditions. The acceptance period for the offer commences on July 5, 2018, and will expire on August 2, 2018, subject to extensions. The acceptance period, will in no event be extended beyond August 16, 2018. Oslo Børs has approved the offer document from Canica. As on July 10, 2018, acceptances have been received for 9,150 Arcus shares. Canica thus owns and holds rights to a total of 22.7 million Arcus shares, corresponding to 33.39% of the issued shares and outstanding votes in Arcus. As of July 12, 2018, the Board of Arcus assessed that the offer outlined by Canica is not fair and it did not recommend the shareholders of Arcus to accept the offer.

						ABG Sundal Collier Holding ASA (OB:ASC) acted as financial advisor to Canica and receiving agent for the offer. Schjodt acted as legal advisor to Canica in connection with the offer.	Arcus ASA, together with its subsidiaries, imports, produces, markets, sells, and distributes wine and spirits. The company offers its products under various brands, such as Lysholm Linie, Løiten Linie, Gammel Opland, Gilde, Aalborg, Malteserkreutz and Snälleröds, Gammel Dansk, Braastad cognac, Vikingfjord, Amundsen, Brennevin Seksti, Vanlig, Dworek, Hammer, Kalinka, Dobra, Doppio Passo, Pietro de Campo, Hot n’Sweet, Dooley’s, Eau de Vie, Golden Cock, St. Hallvard, Upper Ten, Dry Anis, Star Gin, Vanlig, Akvavit, Gammel Dans, and others. It also provides logistics services for alcoholic drinks. The company sells its products in Norway, Sweden, Finland, Denmark, Germany, the United States, and internationally. Arcus ASA is based in Hagan, Norway.

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APPENDIX E - GLOSSARY

In this report, unless the context requires otherwise:

Term	Meaning
A$	Australian Dollar
ABS	Australian Boutique Spirits Pty Ltd
Control basis	Assuming the shareholder/s have control of the entity in which equity is held
Elegance	Elegance Brands Inc
FME	Future Maintainable Earnings
Income Tax Assessment Act	the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997
Moore Stephens or MSPCS	Moore Stephens Perth Corporate Services Pty Ltd
Non-Associated Shareholders	Shareholders who are not a party to, or associated with a party to, the Proposed Transaction
S&P Capital IQ	Third party provider of company and other financial information

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